Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES COMPLETION OF RSI ACQUISITION

WINCHESTER, VA, December 29, 2017 - American Woodmark Corporation (NASDAQ: AMWD) (“American Woodmark”) today announced the completion of its previously announced acquisition of RSI Home Products, Inc. (“RSI”) for consideration consisting of 1,457,568 newly issued shares of American Woodmark common stock, approximately $354 million in net cash and the assumption of approximately $589 million of RSI debt. The cash portion of the consideration remains subject to certain customary post-closing working capital, indebtedness and seller expense true-ups.

In connection with the completion of the acquisition, American Woodmark replaced its existing revolving credit facility with new credit facilities provided by a syndicate of lenders arranged by Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, as administrative agent for the lenders, and certain other agents, including a $100 million, 5-year revolving loan facility, a $250 million, 5-year initial term loan facility and a $250 million delayed draw term loan facility that is available until March 31, 2018. American Woodmark borrowed the entire $250 million available under the initial term loan facility and approximately $50 million under the revolving loan facility to fund, in part, the cash consideration for the acquisition. The remainder of the cash consideration and American Woodmark’s transaction fees and expenses were funded with cash on hand. Under the terms of the new delayed draw term loan credit facility, any borrowing of the delayed draw term loans must be used to fund, in part, a refinancing of RSI’s existing 6½% Senior Secured Second Lien Notes due 2023. If not drawn for such purpose prior to March 31, 2018, the delayed draw term loans will no longer be available. The new credit facilities are guaranteed by each of American Woodmark’s subsidiaries, other than RSI and its subsidiaries, and the obligations of American Woodmark and those guarantor subsidiaries are secured by a pledge of substantially all their respective personal property assets, including a pledge by American Woodmark of the stock of each of its direct subsidiaries, including the stock of RSI.

RSI and its subsidiaries will operate as subsidiaries of American Woodmark going forward with their existing brands, channel strategy and operational philosophy remaining. American Woodmark will continue to be managed by its existing management team, led by Cary Dunston as Chairman and CEO.

About American Woodmark Corporation:

American Woodmark Corporation manufactures and distributes bath, kitchen and home organization products for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates 18 manufacturing facilities and 7 service centers across the country. For more information, visit www.americanwoodmark.com.

Forward Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of words such as “anticipate,” “estimate,” “forecast,” “expect,” “believe,” “intends,” “should,” “could,” “would,” “plan,” “may,” “ intend,” “prospect,” “goal,” “will,” “predict,” or “potential” or other similar words or variations thereof. These statements are based on the current beliefs and expectations of the management of American Woodmark and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially from those expressed herein. These risks and uncertainties include, but are not limited to, those described

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AMWD Announces Completion of RSI Acquisition

December 29, 2017

in American Woodmark’s filings with the Securities and Exchange Commission (“SEC”), including in its Annual Report on Form 10-K for the year ended April 30, 2017 under the heading “Risk Factors” and its most recent Quarterly Report on Form 10-Q for the period ended October 31, 2017 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward Looking Statements.” These reports, as well as the other documents filed by American Woodmark with the SEC, are available free of charge at the SEC’s website at www.sec.gov. American Woodmark does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information or otherwise.

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